SEABOARD CORPORATION

                      9000 West 67th Street
                 Shawnee Mission, Kansas  66202


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 25, 1994




     Notice is hereby given that the 1994 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Tara, 320 Washington Street, Newton, Massachusetts, on Monday, the 25th day of April 1994, at 10 o'clock in the forenoon for the following purposes:

    1.   To elect four Directors of the Company.

    2.   To consider and act upon the selection of KPMG Peat
         Marwick as independent auditors of the Company.

    3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

    The close of business on Monday, March 7, 1994, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The books for the transfer of stock will not be closed.

    If you do not expect to be present personally at the Annual
Meeting, please sign, date and return the enclosed Proxy in the enclosed addressed envelope.


                              By order of the Board of Directors,



                              MARSHALL L. TUTUN, Secretary

March 31, 1994                       SEABOARD CORPORATION
                      9000 West 67th Street
                      Shawnee Mission, Kansas  66202

                         PROXY STATEMENT
                  ANNUAL MEETING OF STOCKHOLDERS
                          APRIL 25, 1994

                                                   March 31, 1994

    This Proxy Statement is furnished in connection with the solicitation of Proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 25, 1994, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.

    The close of business on Monday, March 7, 1994, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.

    This Proxy Statement is first being sent to stockholders on or about March 31, 1994. The consolidated financial statements of the Company for the fiscal year ended December 31, 1993, together with corresponding consolidated financial statements for the fiscal year ended December 31, 1992, are contained in the Annual Report which was mailed to stockholders herewith.

    Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a Proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her Proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her Proxy by attending the meeting and voting in person. A Proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the Proxy will be voted "for" the election of the nominees for director listed herein, and "for" ratification of the selection of KPMG Peat Marwick as independent auditors of the Company. A stockholder marking the Proxy "abstain" will not be counted as voting in favor of the particular proposal from which the stockholder has elected to abstain. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal (a "broker non-vote"), these shares will not be counted as voting in favor of such proposal. A plurality of the votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The other proposals set forth herein require the affirmative vote of the majority of the shares present at the meeting. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

     The Company will bear all expenses in connection with the solicitation of Proxies, including preparing, assembling, and mailing of the Proxy Statement.

       The Company had 1,487,519.75 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 7, 1994.
A majority, or 743,760 of such shares, constitutes a quorum for the Annual Meeting.



                        PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 1994. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

     Name and Address            Amount of           Percent
    of Beneficial Owner            Stock             of Class
    ___________________          __________          ________

Seaboard Flour Corporation(1)   1,120,511.75            75.3
200 Boylston Street
Chestnut Hill, Massachusetts

Heine Securities Corporation       93,450.00             6.3
and Michael F. Price (2)
51 John F. Kennedy Parkway
Short Hills, New Jersey


(1) Mr. H. Harry Bresky, Director of the Company, his brother, Otto Bresky, Jr., and sister, Marjorie B. Shifman, own and have sole voting power over 81,358 shares, 83,771 shares and 19,517 shares, respectively, of the common stock of Seaboard Flour Corporation. These individuals and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of 224,729 shares, or 95.1%, of the common stock of Seaboard Flour Corporation. Such family members in addition have beneficial ownership of a total of 34,515 shares, or 2.3%, of the Company's Common Stock which is not included in the amount owned by Seaboard Flour Corporation. Because of such ownership of common stock of Seaboard Flour Corporation by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour Corporation.

(2) Beneficial ownership by Heine Securities Corporation and Michael F. Price is based on a Schedule 13G that was filed with the Securities and Exchange Commission on February 8, 1994 and includes 1,550 shares of the Company owned directly or indirectly by Michael F. Price. Mr. Price is the President of Heine Securities Corporation, in which capacity he is deemed to have indirect beneficial ownership of the balance of the 93,450 shares reported herein.


     Based solely on a review of the copies of reports furnished to the Company and written representation that no other reports were required, the Company believes that during fiscal 1993, all reports of ownership as required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and/or Executive Officers of the Company and/or beneficial owners of more than ten percent of the Company's Common Stock have been timely filed with the exception of the Annual Statement of Beneficial Ownership (Form 5) filing for Mr. Robert J. McDonough. This filing, which was made approximately fourteen days later than required, reflects the acquisition of 200 shares of the Company's Common Stock in November 1993, which acquisition had not previously been reported in a filing on Statement of Changes in Beneficial Ownership (Form 4).
                              2

                   ITEM 1:  ELECTION OF DIRECTORS

    The Board of Directors has fixed the number of Directors at four. Unless otherwise specified, Proxies will be voted in favor of the election as Directors of the following four persons for a term of one year and until their successors are elected and qualified. All nominees are currently Directors. Mr. H. Harry Bresky has served as a Director continuously since 1959, and was reelected by the stockholders at the last annual meeting. Mr. Rodrigues has served as a Director since 1990, and was reelected by the stockholders at the last annual meeting. Messrs. Robert
J. McDonough and Thomas J. Shields have served as Directors since 1992 and were reelected by the stockholders at the last annual meeting. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated. As of January 31, 1994, the four nominees beneficially owned securities of the Company in the amounts shown:
                                             Amount of Stock(1)
             Principal Occupations and
               Positions During The          Common     Percent
Name              Past 5 Years               Stock      of Class

H. Harry     Director and President,         5,611(2)     0.4
Bresky       Seaboard Corporation;
             President, Treasurer and
Age 68       Director, Seaboard Flour
             Corporation.

Joe E.       Director (since 1990) and         200        0.01
Rodrigues    Member of Audit Committee
             (since 1992), Executive Vice
Age 57       President, Chief Financial
             Officer and Treasurer,
             Seaboard Corporation.




Robert J.    Director and Member of Audit      200        0.01
McDonough    Committee (since 1992),
             Seaboard Corporation; Attorney
Age 69       at Law, Private Practice;
             Counsel (1989 to 1991), Widett,
             Slater & Goldman; Professor of
             Law (1972 to 1991), Boston
             University.

Thomas J.    Director and Member of Audit        0        0
Shields      Committee (since 1992),
             Seaboard Corporation; President
Age 46       (since 1991), Thomas J. Shields
             & Co., Inc., Investment Banking
             Firm; Managing Director (1989 to
             1991), Bear Stearns & Co., Inc.;
             Director, Waban Inc., Warehouse
             Merchandising Company.

Beneficial ownership of all Directors and
Executive Officers as a group
(8 individuals)                              8,549        0.6

                                 3

(1) The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Director ownership of Seaboard Flour Corporation stock as more fully described under "Principal Stockholders" above. Mr. H. Harry Bresky has record and beneficial ownership of 101,785 shares (43.1%) of the outstanding common stock of Seaboard Flour Corporation as of January 31, 1994.

(2)  These shares exclude 5,285 shares held by Mr. H. Harry
     Bresky's wife as to which Mr. Bresky disclaims any beneficial interest.



    In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, Proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.


         COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Audit Committee consists of three members: Messrs. Robert
J. McDonough, Thomas J. Shields and Joe E. Rodrigues, all of whom are nominees for Director listed herein. The primary function of the Audit Committee is to ensure the effectiveness of the Company's internal control structure and financial reporting process. The Company has no nominating or compensation committee.





    The Board of Directors held four meetings in fiscal 1993 and two telephonic meetings. All other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held one meeting in fiscal 1993. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of which he served.

    Each non-employee Director receives $5,000 quarterly and an additional $1,500 per meeting of the Audit Committee of the Board.

                                 4

          EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows all cash compensation paid by the Company, during the fiscal years indicated, to the Chief
Executive Officer and the four highest paid Executive Officers of the Company for such period in all capacities in which they have served:

                        SUMMARY COMPENSATION TABLE
                                            |                     |
                                            |     Long-term       |
                                            |    Compensation     |
                                            |______________________
                                            |                |Pay-|
                 Annual Compensation        |    Awards      |outs|
            _______________________________________________________
                                            |                |    |(2),(4)
                                    (2),(3) |                |    | All
                                    Other   |Restric-        |    | Other
Name                                Annual  |ted             |LTIP| Comp-
and               (1)               Compen- |Stock           |Pay-| ensa-
Principal        Salary             sation  |Awards  Options/|outs| tion
Position    Year ($)     Bonus($)   ($)     |($)      SARs(#)|($) | ($)
_________   ____ ______  ________   ______  |________ _______|____| ______

H. Harry    1993 463,666 315,000       -         -       -      -   7,075
Bresky,     1992 432,860 315,000       -         -       -      -   6,866
President   1991 403,597 157,500       -         -       -      -    -

Joe E.      1993 402,558 185,000       -         -       -      -   7,075
Rodrigues,  1992 360,646 185,000     5,276       -       -      -   6,866
Executive   1991 345,844  92,500       -         -       -      -    -
Vice Pres-
ident,
Chief
Financial
Officer
and
Treasurer

Jack S.     1993 265,477 100,000       -         -       -      -   7,075
Miller,     1992 239,999 100,000     3,224       -       -      -   6,866
Vice        1991 226,942  63,500       -         -       -      -    -
President

Rick J.     1993 212,053  85,000       -         -       -      -   7,075
Hoffman,    1992 168,903  85,000     3,800       -       -      -   6,866
Vice        1991 135,183  46,300       -         -       -      -    -
President


Steven J.   1993 171,437  75,000       -         -       -      -   7,075
Bresky,     1992 154,961  75,000     4,762       -       -      -   6,865
Vice        1991 121,166  46,300       -         -       -      -    -
President



(1) Salary includes amounts deferred at the election of the named Executive Officers under the Company's 401(k) retirement savings plan.

(2) Other Annual Compensation and All Other Compensation for fiscal year 1991 are omitted as permitted pursuant to the transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities Exchange Commission.

(3) Other Annual Compensation represents expense reimbursements made by the Company to the named Executive Officers.

(4) All Other Compensation represents the Company contributions to the Company's 401(k) retirement savings plan on behalf of the named Executive Officers.

                                 5

                         RETIREMENT PLANS

    Effective January 1, 1994, benefits became available under the Seaboard Corporation Executive Retirement Plan for a select group of officers and managers which provides an annual amount payable to a participant at normal retirement equal to 2.5% of a participant's annual compensation (total salary and bonus received in a given year), not to exceed $300,000 (with such amount to be increased each year commencing January 1, 1995 to an amount which is 5% greater than the amount in effect on the first day of the preceding year), for each year of service with the Company commencing on or after January 1, 1994, and which plan will permit participants to elect a lump sum distribution method of payment. As of January 31, 1994, each of the individuals named in the Summary Compensation Table was 100% vested under the defined benefit plans which were frozen in 1982 and 1993. The table does not include amounts payable under these predecessor defined benefit plans under which at normal retirement Messrs. H. Bresky, Rodrigues, Miller, Hoffman and S. Bresky will receive annual estimated benefits of $126,554, $63,562, $75,181, $32,604 and $33,564 respectively. The following table illustrates the estimated annual benefits payable upon retirement to persons in specified compensation and years-of-service classifications in the plan which commenced in 1994. Such benefits do not contain an offset for Social Security benefits. Since the existing Executive Retirement Plan went into effect on January 1, 1994, all eligible employees, including the Chief Executive Officer and the four highest paid Executive Officers, have zero years of credited service for benefit accrual under the newly adopted plan for select managers and officers.






                        PENSION PLAN TABLE
                         Years of Service

Remuneration      15        20        25        30        35

125,000         46,875    62,500    78,125    93,750    109,375
150,000         56,250    75,000    93,750   112,500    131,250
175,000         65,625    87,500   109,375   131,250    153,125
200,000         75,000   100,000   125,000   150,000    175,000
225,000         84,375   112,500   140,625   168,750    196,875
250,000         93,750   125,000   156,250   187,500    218,750
300,000        112,500*  150,000*  187,500*  225,000*   262,500*
400,000        112,500*  150,000*  187,500*  225,000*   262,500*
450,000        112,500*  150,000*  187,500*  225,000*   262,500*
500,000        112,500*  150,000*  187,500*  225,000*   262,500*



*As discussed above, benefits paid under the Executive Retirement
Plan are based upon a maximum of $300,000 in annual compensation for each year of service with the Company plus an annual increment of 5%.

    In addition to the Executive Retirement Plan, Mr. Rodrigues is entitled to a supplementary annual pension equal to 4% of his total compensation (base compensation and all prescribed allowances and bonuses) during his employment with the Company. As of January 1, 1994, Mr. Rodrigues was entitled to receive annual estimated benefits of $172,758 under this supplementary plan.

                                 6

                   REPORT ON COMPENSATION

    The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.

    The Company maintains the philosophy that the determination of compensation for its Executive Officers by the Board of Directors is directly and materially performance based with a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.

    Base compensation including increases thereto for Executive
Officers as presented in the Summary Compensation Table on page 5 is determined by the following factors:



    Competitive salary ranges at or above the 50th percentile of comparable sized firms in the manufacturing industry. Because the industries in which Seaboard most actively operates (food and marine transportation) do not correlate precisely with any one category in the national salary surveys utilized by the Company, the compensation peer group is not the same as the peer group index in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.


    The state of the economy which includes the performance of companies in similar industries and such key economic factors as the Consumer Price Index for Urban Wage Earners ("CPI-W").


    The diversity and complexity of the Company's businesses.


    An assessment of corporate performance which includes such measures as revenue, profitability, return on assets, return on equity, cost containment, financial risk and achievement of non-financial strategic objectives.


    An assessment of the officer's performance based on various competency factors and the tracking of individual performance objectives.



     Except for promotion, significant change in responsibility, or extraordinary performance, increases in executive compensation are generally made within a range established each year on the basis of economic factors, such as increases in the CPI-W or costs of living (in 1994, 2.5 to 6%). Increases in Mr. Bresky's compensation are usually granted at the upper end of the range. Increases in the compensation of other officers have generally been established within the range by consideration of the remaining factors outlined above, although the range may be exceeded by up to 1% in cases of superior performance. The Company does not ascribe particular weights to any of the factors in its consideration.

    As Chief Executive Officer, Mr. H. Harry Bresky's base compensation is determined by a review of the Company's progress in meeting its goals and objectives and a review of a top management compensation survey prepared by an independent consulting service. An analysis of the data presented in this survey shows that the typical base compensation for Chief Executive Officers of manufacturing entities with similar revenues is comparable at about the 50th percentile to the base compensation paid to Mr. Bresky.

    Discretionary bonuses for Executive Officers including the Chief Executive Officer are determined in accordance with an executive bonus plan and an annual assessment of the Company's financial performance and each officer's individual contribution to that performance. As approved by the Board of Directors, the determination of the funding for the bonus pool is based on a two-part formula. The first part, referred to as "the basic



                              7
bonus," is computed as a ratio of sales by operating division to total corporate sales. The second part of the contribution, referred to as "the supplemental bonus," is based on the return on net assets employed in excess of 10% of the average assets employed by the division, subject to a maximum cap determined each year by the Board of Directors for each line of business. Bonuses for those employees not associated with a particular operating division are based on operating statistics for the Company as a whole. Furthermore, it is provided that no Executive Officer may receive a bonus greater than 100% of his base compensation.

    The foregoing report has been furnished by the Board of
Directors:

                         H. Harry Bresky
                         Joe E. Rodrigues
                         Robert J. McDonough
                         Thomas J. Shields



                        COMPANY PERFORMANCE

    The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the Dow Jones Food and Marine Transportation Industry Indices were chosen as the second comparison, weighted by market capitalization.

    The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and an industry index comprised of the Dow Jones Food and Marine Transportation Industry Indices weighted by market capitalization for the five fiscal years commencing December 31, 1988, and ending December 31, 1993:

    COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
        SEABOARD CORPORATION, AMERICAN STOCK EXCHANGE
                    MARKET VALUE INDEX, AND
  DOW JONES FOOD AND MARINE TRANSPORTATION INDUSTRY INDICES


                                                  American Stock
                       Seaboard      Industry*    Exchange Market
                      Corporation      Index        Value Index
                      ___________    __________   _______________

     1993                 164            180           156
     1992                 163            188           130
     1991                 104            188           129
     1990                 105            144           101
     1989                 101            138           124



    *Industry Index: A weighted average by market capitalization of the Dow Jones Food and Marine Transportation Industry
     Indices.

    The total cumulative return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1988, and that all dividends were reinvested.

                                 8

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Board of Directors has no compensation committee.
Messrs. H. Bresky and Rodrigues are members of the Board of Directors of the Company and participate in decisions by the Board regarding executive compensation.

     Interest of Management and Others in Certain Transactions. The Company engages in shipping operations whereby through wholly-owned subsidiaries the Company and Seaboard Flour Corporation provide certain services relating to these operations. Mr. H. Bresky is the President, Treasurer, Director and principal stockholder of Seaboard Flour Corporation. During fiscal year 1993, Carlos Shipping Limited, a wholly-owned subsidiary of Seaboard Flour Corporation, paid Seaboard Ship Management, Inc., a wholly-owned subsidiary of the Company, $103,196 for ship management fees, and Seaboard Trading & Shipping, a division of the Company, paid Carlos Shipping Limited $1,505,406 for time and voyage charter fees related to the vessel, MV African Azalea.

     Intercompany Indebtedness. During the Company's fiscal year ended December 31, 1993, the Company was indebted to Seaboard Flour Corporation in varying amounts on advances bearing interest at rates approximating the applicable short-term federal rates. The largest amount outstanding from the Company to Seaboard Flour Corporation during the year was $1,186,428 at January 1, 1993.
No amount was outstanding at January 29, 1994. Such borrowings were primarily used for working capital purposes.

    During the Company's fiscal year ended December 31, 1993, Seaboard Flour Corporation was indebted to the Company in varying amounts on advances bearing interest at rates approximating the applicable short-term federal rates. The largest amount outstanding from Seaboard Flour Corporation to the Company during the year was $400,478 at December 31, 1993, and the amount outstanding at January 29, 1994 was $808,218. Such borrowings were primarily used for working capital purposes.

    During the Company's fiscal year ended December 31, 1993, Carlos Shipping Limited was indebted to Seaboard Ship Management, Inc. in varying amounts for expenses primarily related to management services. Interest was charged on such indebtedness at rates approximating the applicable short-term federal rates. The largest amount outstanding during the year was $101,033 at December 31, 1993, and the amount outstanding at January 29, 1994 was $57,906.


         DIRECTOR AND PRINCIPAL STOCKHOLDER LITIGATION

    In April 1990, a derivative action was commenced in Delaware Chancery Court by a minority stockholder of the Company against the Company, Seaboard Flour Corporation, and the three then Directors of the Company, including Mr. H. Bresky, alleging breaches of fiduciary duty by the Directors of the Company in connection with three transactions with Seaboard Flour Corporation, and seeking monetary damages and other relief. Earlier this year, the Complaint was amended to accuse senior management of various breaches of duty, including self-dealing. The Company believes that the allegations of improper conduct by senior management are totally without merit.



                                 9


              ITEM 2:  SELECTION OF INDEPENDENT AUDITORS

    The persons named in the accompanying Proxy intend, unless otherwise instructed, to vote the Proxies to ratify the selection of KPMG Peat Marwick, independent certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws, and the Directors would vote to select KPMG Peat Marwick as independent auditors of the Company even if not approved by the stockholders.

    Representatives of KPMG Peat Marwick will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.



                           OTHER MATTERS

    The notice of meeting provides for the election of Directors, the selection of independent auditors and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed Proxy will take action and vote Proxies, in accordance with their judgment of such matters.

    Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.



                        STOCKHOLDER PROPOSALS

   Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 30, 1994, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such proposals within a reasonable time before the Board of Directors makes its proxy solicitation.


                ADDITIONAL FINANCIAL INFORMATION

    Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202.


                                 10